EXHIBIT 3.3


                    CERTIFICATE OF AMENDMENT
                                OF
                    CERTIFICATE OF INCORPORATION
                                OF
                   AMERICAN DISPOSAL SERVICES, INC.

     The undersigned corporation, in order to amend its Restated
Certificate of Incorporation, hereby certifies as follows:

     FIRST: The name of the corporation (the "Corporation") is:

AMERICAN DISPOSAL SERVICES, INC.

     SECOND: The Corporation hereby amends its Restated
Certificate of Incorporation as follows:

     The first paragraph of Article FOURTH is hereby amended in its entirety to read as follows:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is sixty-five million (65,000,000) shares, consisting of sixty million (60,000,000) shares of common stock, par value one cent ($0.01) per share ("Common Stock"), and five million (5,000,000) shares of preferred stock, par value one cent ($0.01) per share ("Preferred Stock")."

     THIRD: The amendment to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, AMERICAN DISPOSAL SERVICES, INC. has caused this certificate to be signed and attested by its duly authorized officer, this 7th day of October, 1997.

                              AMERICAN DISPOSAL SERVICES, INC.


                              By:        /s/ Ann L. Straw
                                         Ann L. Straw
                                          Vice President
ATTEST:

 /s/ Stephen W. Rubin

Stephen W. Rubin
Assistant Secretary
Stephen W. Rubin